Exhibit 10.01

December 19, 2012

Dear Stephen,

We are delighted to offer you the position of Executive Vice President & Chief Operating Officer at Symantec Corporation, reporting to Steve Bennett. You are joining a talented and passionate team driven to protect the world’s information and the people who use it. We do work that matters, and we are confident you will find rewarding opportunities with us.

Start Date

We would like you to start as soon as reasonably practical. When you and Steve Bennett determine your first day of employment, please contact Bettina Koblick, Vice President, Global Talent Organization.

Salary

Your starting annual base salary will be $875,000.00.

Cash Sign-On Bonus:

In addition to your salary, you will receive a one-time sign-on bonus in the amount of $1,313,000.00 (less withholding allowances). This sign-on bonus will be paid promptly after you start work, and will be subject to a repayment obligation. In the event you voluntarily leave the company or are terminated for Cause prior to three years from the date of the start of your employment with Symantec, you agree that you will repay the full amount of this cash sign-on bonus. In the event you voluntarily leave the company or are terminated for Cause prior to the end of the fourth year from your start date, you agree that you will repay two thirds of this cash bonus, and if prior to the end of the fifth year from your start date, you agree that you will repay one third of this cash bonus. As used in this letter, “Cause” means (i) gross negligence or willful misconduct by you in the performance of duties to the company (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to the company, after a demand for substantial performance is delivered by the company which specifically identifies the manner in which it believes that you have not substantially performed your duties and provides you with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) your commission of any act of fraud with respect to the company or its affiliates; or (iii) your conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the company. No act or failure to act by you shall be considered “willful” if done or omitted by you in good faith with reasonable belief that such action or omission was in the best interest of the company.

Symantec Annual Executive Incentive Plan

Based on your position, you will participate in the Symantec Annual Executive Incentive Plan, an incentive program that rewards achievement of Symantec Corporation’s financial objectives as well as your individual performance. At 100% of company and individual performance, you will be eligible to receive an additional 125% of your annual base salary, prorated based on your date of hire. To receive the bonus, you must satisfy the requirements of the Symantec Annual Executive Incentive Plan. Details of the Plan will be available to you once you begin your employment.

Symantec Corporation World Headquarters — 350 Ellis Street Mountain View, CA 94043 United States — Phone: +1 650-527-8000

Symantec Confidential

Equity Grants

Upon your acceptance of this offer and your commencement of work for Symantec, Symantec’s Compensation Committee will grant you restricted shares (RSUs) valued at $1,000,000 (calculated based on the value of Symantec’s stock at the time the grants are formally approved and made). This RSU grant will have four year vesting (25% per year). The Compensation Committee has also approved long term equity value targets that it will grant to you in 2013 at the beginning of Symantec’s fiscal year (at the time of our annual executive grant). Your long-term incentives will be allocated as follows:

•	$1,500,000 in performance restricted shares (PRUs), under the terms of the plan to be approved for all executives for 2013;

•	$750,000 in restricted shares (RSUs), under the terms of the company’s existing equity plan (with four year vesting); and

•	a $750,000 target bonus under the long-term cash incentive plan (LTIP) to be approved for all executives for 2013.

The specific number of PRU and RSU shares that will be granted to you in 2013 will be calculated based on the value of Symantec’s stock at the time the grants are formally approved and made by the Compensation Committee.

Additional Incentives Based on Obligations to Your Current Employer

You have informed us that, if you voluntarily leave your current job, you will be required to repay certain amounts related to various sign-on and retention cash bonus payments you received when you started that job. In order to help you defray these repayment obligations Symantec will pay you $2,552,000. The cash payment noted in this section will be paid promptly after you start work, and will be subject to a repayment obligation. In the event you voluntarily leave the company or are terminated for Cause prior to three years from the date of the start of your employment with Symantec, you agree that you will repay the full amount of this cash payment. In the event you voluntarily leave the company or are terminated for Cause prior to the end of the fourth year from your start date, you agree that you will repay two thirds of this cash payment, and if prior to the end of the fifth year from your start date, you agree that you will repay one third of this cash payment.

Relocation Assistance:

You will be reimbursed for your reasonable and customary relocation expenses associated with your move to the San Francisco Bay Area in accordance with a relocation plan that will be provided separately. The relocation plan will outline the total amount that Symantec will pay to you for expense reimbursement for your relocation (including specific expense limits in certain categories, like travel and temporary housing expenses, or the coverage of any potential losses if your current house does not sell at or above its fair market value in a reasonable time).

Benefits

You are eligible to participate in a wide variety of generous employee benefit plans, including Symantec’s Stock Purchase Plan, matching 401(k) savings and investment plan, and health insurance, among many others. For information on your Symantec U.S. Benefits, please visit our www.symantecbenefits.com website. Choosing the right combination of benefits is an important personal decision. Use this site to learn your options and discuss your current and future needs with your family. After your start date, you can enroll in the benefits that best fit your life.

Symantec Corporation World Headquarters — 350 Ellis Street Mountain View, CA 94043 United States — Phone: +1 650-527-8000

Symantec Confidential

Proprietary Information

The attached Symantec Confidentiality and Intellectual Property Agreement must be signed and returned on your first day of employment. It requires that you represent and warrant to us that: 1) you are not subject to any terms or conditions that restrict or may restrict your ability to carry out your duties for Symantec; 2) you will not bring with you any confidential or proprietary material of any former employer; and 3) you will hold in confidence any proprietary information received as an employee of Symantec and will assign to us any inventions that you make while employed by Symantec.

Company Policies

As a Symantec employee, you agree to comply with all applicable Company policies, including but not limited to, our Code of Conduct.

Employment Status

This letter does not constitute a contract of employment for any specific period of time but creates an “employment at will” relationship. This means that you do not have a contract of employment for any particular duration. You are free to resign at any time. Similarly, Symantec is free to terminate your employment at any time for any reason with or without Cause. Any statements or representation to the contrary, or contradicting any provisions of this letter, are superseded by this offer. Participation in any of Symantec’s stock or benefit programs is not assurance of continued employment for any particular period of time. Any modification of this form must be in writing and signed by the Company CEO.

Federal law requires that Symantec document an employee’s authorization to work in the United States. To comply, Symantec must have a completed Form I-9 for you on your first working day. You agree to provide Symantec with documentation required by the Form I-9 to confirm you are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, contact your recruiter.

Symantec Corporation World Headquarters — 350 Ellis Street Mountain View, CA 94043 United States — Phone: +1 650-527-8000

Symantec Confidential

Please review this offer and confirm your acceptance by the end of business on December 28, 2012 by signing in the space indicated below, and emailing (scanning) to scott_taylor@symantec.com and Bettina_koblick@symantec.com. This offer is contingent upon successful completion of your background check. Should you have any questions on this offer, do not hesitate to call Bettina Koblick at 650-527-5160 or the HR helpdesk at 1-800-497-2580.

Stephen, we are very pleased to have you come work at Symantec. We will continue to be the leading force in protecting the world’s information and people—and we look forward to you joining us to make a difference in the world.

Sincerely,

Bettina Koblick

Vice President, Global Talent Organization

I accept the offer of employment stated in this letter,

/s/ Stephen Gillett	12/19/12
Stephen Gillett	Date

Symantec Corporation World Headquarters — 350 Ellis Street Mountain View, CA 94043 United States — Phone: +1 650-527-8000

Symantec Confidential